UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 7, 2009

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[x]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On January 7, 2009, Landry’s Restaurants, Inc. (the "Company") announced that it has extended the consent payment deadlines and expiration dates of the previously announced cash tender offers and consent solicitations for its outstanding 9.5% Senior Notes due 2014 (CUSIP No. 51508LAC7) (the "9.5% Notes") and 7.5% Senior Notes due 2014 (CUSIP Nos. 51508LAA1 and 51508LAB9) (the "7.5% Notes" and, together with the 9.5% Notes, the "Notes"). The consent payment deadlines for the tender offers and consent solicitations will now be 5:00 p.m., New York City time, on January 14, 2009, and the tender offers and consent solicitations will now expire at 5:00 p.m., New York City time, on January 29, 2009, unless terminated or such dates are further extended.

As of 5:00 p.m., New York City time, on January 7, 2009, tenders and consents had been received with respect to $181,453,000 aggregate principal amount of the 9.5% Notes, representing approximately 45.9% of the outstanding 9.5% Notes, and $433,000 aggregate principal amount of the 7.5% Notes, representing approximately 10.0% of the outstanding 7.5% Notes.

Holders that tender their 9.5% Notes pursuant to the tender offer may also exercise their option to require the Company to repurchase the 9.5% Notes as provided in the related indenture. If a holder both validly tenders its 9.5% Notes pursuant to the tender offer and validly exercises its repurchase right, the holder’s tender of 9.5% Notes pursuant to the tender offer will also constitute a valid delivery of 9.5% Notes for purposes of the holder’s repurchase right, and, in the event the expiration date of the tender offer is extended past the applicable purchase date for the holder’s 9.5% Notes, the holder will receive the purchase price for its 9.5% Notes on the applicable purchase date, rather than the payment date for the tender offer.

The press release announcing the extensions of the tender offers and consent solicitations is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Description

99.1 Press Release dated January 7, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

January 8, 2009	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: EVP & General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 7, 2009